Exhibit 3.39(c)
APRIL 27,2010 MG, LLC UNANIMOUS WRITTEN CONSENT OF THE MEMBER The undersigned, being the sole owner and member (the “Member”) of MG, LLC (the “Company”), hereby takes the following actions and adopts the following resolutions by written consent pursuant to the Operating Agreement of the Company (each an “Operating Agreement”) and Section 4A-404 of the Maryland Limited Liability Company Act (as amended from time to time, the “MLLCA”): WHEREAS, it is deemed advisable and in the best interests of the Company that the Operating Agreement be amended; WHEREAS, the Member may amend the Company’s Operating Agreement in accordance with Section 4A-402(2) of the MLLCA; RESOLVED, that the Operating Agreement is hereby amended by deleting the last sentence of Section 7.1 in its entirety and replacing with the following: “Notwithstanding anything to the contrary in this Agreement or in Section 4A-606 of the MLLCA, the Company shall not dissolve merely because of Owner’s Involuntary Withdrawal.” FURTHER RESOLVED, that all acts, actions and transactions relating to the matters contemplated by the foregoing resolutions done in the name of and on behalf of the Company, which acts would have been approved by the foregoing resolutions except that such acts were taken before these resolutions were certified, are hereby in all respects approved and ratified. This consent may be executed in as many counterparts as may be required; all counterparts shall collectively constitute one and the same consent.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the date first written above. SUPERIqi\CONCRETE MATERIALS, INC. Il’ I i By: I / Name: Curt M. 1 .ideman Its: V •c Iresident and Sccretirv